MC-367925

Certificate of Incorporation on Change of Name

I DO HEREBY CERTIFY that

CF Acquisition Corp. A

having by Special resolution dated 25th day of June Two Thousand Twenty-Four changed its name, is now incorporated under name of

Cantor Equity Partners, Inc.

Given under my hand and Seal at George Town in the
Island of Grand Cayman this 26th day of June
Two Thousand Twenty-Four

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

An Authorised Officer,
Registry of Companies,
Cayman Islands.

Authorisation Code : 956165412803
www.verify.gov.ky
27 June 2024